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As Filed With The Securities And Exchange Commission On July 5, 2001

Registration No. 333-62778

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMAGEX.COM, INC.
(Exact name of issuer as specified in its charter)

Washington	91-1727170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
10210 NE Points Dr., Suite 200 Kirkland, WA 98033 (425) 576-6500 (Name, address, including zip code, and telephone number, including of registrant's principal executive offices)	Mariam J. Naini 10210 NE Points Dr., Suite 200 Kirkland, WA 98033 (425) 576-6500 (Address, including zip code, and telephone number, including area code area code, of agent for service)

Copy to:
Michael E. Morgan
Lane Powell Spears Lubersky LLP
1420 Fifth Avenue, Suite 4100
Seattle, Washington 98101

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

5,042,735 Shares

IMAGEX.COM, INC.

Common Stock

    The selling shareholders are offering up to 5,042,735 shares of our common stock, which includes 769,231 shares issuable pursuant to currently exercisable warrants to purchase our common stock (the "Shares") under this prospectus. The selling shareholders obtained the Shares by virtue of a private placement completed on June 11, 2001. We will not receive any proceeds from the sale of the Shares by the selling shareholders.

    Our common stock trades on the Nasdaq National Market under the symbol "IMGX." On July 2, 2001, the closing price of one share of our common stock on the Nasdaq National Market was $1.40.

    The selling shareholders may offer the Shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. They may make sales directly to purchasers or through agents or dealers.

    You should carefully consider the Risk Factors beginning on page 4 in this prospectus.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these shares or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July  , 2001.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, proxy statements and other information filed by us at the SEC's Public Reference Rooms at (a) 450 Fifth Street, N.W., Washington, D.C. 20549; (b) Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and (c) Seven World Trade Center, New York, New York 10048. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. Our SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov).

    We have filed a registration statement on Form S-3 with the SEC covering the Shares described in this prospectus. For further information with respect to us and these Shares, you should refer to our registration statement and its exhibits. We have summarized the material provisions of contracts and other documents that we refer to in this prospectus. Because a summary may not contain all the information that is important to you, you should review the full text of the document. We have included copies of these documents as exhibits to our registration statement.

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling shareholders sell all of the Shares.

  •
  Our Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 2000;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

  •
  The description of our common stock contained in our Amended Registration Statement on Form S-1 (Registration No. 333-94639) filed with the SEC on February 8, 2000, including any amendments or reports filed to update the description of our common stock.

    You may request a copy of these filings (other than exhibits) at no cost, by writing or telephoning us at 10210 NE Points Drive, Suite 200, Kirkland, Washington 98033, telephone (425) 576-6500, attention Investor Relations.

    You should rely on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any other information. This prospectus is not an offer to sell these Shares in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement, or any document incorporated by reference is accurate as of any date other than the date on the front of the document.

IMAGEX.COM, INC.

    ImageX.com is the technology market leader in Web-enabled design and printing services, dedicated to streamlining the workflow process from design, production, delivery and management of branded communication materials. ImageX.com's branded service areas provide an Internet-based end-to-end solution to produce printed business communication materials for a variety of customers, focused primarily on Fortune 1000 corporations. ImageX.com's nationwide services include the following:

  •
  Corporate Online Printing Center, a customized, secure Web site for larger corporate customers containing an online catalog of their repeat-ordered printed business materials;

  •
  Extensis Products Group graphic design software including Portfolio media asset manager, Suitcase font manager, and Preflight Online, a Web-based digital file-checking software;

  •
  Creativepro.com, a Web portal offering industry news, reviews and e-stores for graphic design professionals; and

  •
  Small Business Printing Center, an outsourced small office/home office print procurement service.

    ImageX.com's principal executive offices are located at 10210 NE Points Drive, Suite 200, Kirkland, Washington, 98033, and its telephone number is (425) 576-6500. ImageX.com's common stock is traded on the NASDAQ National Market under the symbol "IMGX." As of March 31, 2001, we had 741 employees and additional offices in California, New Jersey and Oregon. Also as of that date, we had an accumulated deficit of $96.5 million.

RISK FACTORS

    You should carefully consider the risks described below and the other information in this filing. While we have attempted to identify all risks that are material to our business, additional risks that we have not yet identified or that we currently think are immaterial may also impair our business operations. The trading price of our common stock could decline due to any of these risks. In assessing these risks, you should also refer to the other information in this filing.

    We Have A Limited Operating History And Are Subject To The Risks Of New Enterprises. We began operations in 1996 and commercially introduced our Internet-enabled printing services in October 1997. Our limited operating history and the uncertain and emerging nature of the market in which we compete make it difficult to assess our prospects or predict our future operating results. Therefore, you should not consider our recent revenue growth as an indication of our future rate of revenue growth, if any. Our prospects are subject to the risks and uncertainties frequently encountered in the establishment of a new business enterprise, particularly in the new and rapidly evolving markets for Internet products and services.

    We Have A History Of Losses And Expect Losses Will Continue. We have never been profitable, and we anticipate that we will continue to incur net losses in future periods. To become profitable, we must significantly increase our revenues by obtaining new customers and generating additional revenues from existing customers, control our expenses and improve our gross margins. As of March 31, 2001, we had an accumulated deficit of $96.5 million. Although we have experienced revenue growth in recent periods, our revenues may not continue at their current level or increase in the future. We may continue to incur operating losses for some time.

    If we are unable to continue to increase our revenues and operating margins, our operating losses may continue to increase in future periods. Increased competition or other changes in printing industry economics may also adversely affect our ability to eventually become profitable.

    Our Quarterly Results Are Difficult To Predict And Are Likely To Fluctuate, Which May Have An Impact On Our Stock Price. Our quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly in the future. Our operating results may fall below market analysts' expectations in some future quarters, which could lead to a significant decline in the market price of our stock. In addition to the risk factors described elsewhere, quarterly fluctuations may also result from:

  •
  our ability to obtain new customers and upgrade acquired customers to the ImageX.com online system;
  •
  changes in our operating expenses and capital expenditure requirements;
  •
  our ability to retain our existing customers and increase sales to them;
  •
  changes in the mix of printing and software services we sell;
  •
  the timing of customer orders;
  •
  impairment of long-lived assets;
  •
  increased competition; and
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  general or industry-specific economic conditions.

    Based on all these factors, we believe that our quarterly revenues, expenses and operating results will be difficult to predict. Moreover, because of our short operating history and our acquisitions, period-to-period comparisons of our operating results are not necessarily meaningful. As a result, you should not rely on such comparisons as indications of our future performance.

    To Obtain New Customers, We Must Overcome Long-standing Customer Relationships And Long Sales Cycles. Many of the potential customers that we pursue through our direct sales process have long-standing business relationships and personal ties with their existing printers, which they are reluctant to disrupt. Customers are also often reluctant to change their existing ordering and production processes to take advantage of our Internet-based printing services. To successfully sell our products, we generally must educate our potential customers on the use and benefits of our system, which can require significant time and resources. Consequently, we must incur substantial expenses in acquiring new customers and converting them to the ImageX.com online system. The period between initial contact and the purchase of our products through our online system is often long and subject to delays associated with the lengthy approval and competitive evaluation processes that typically accompany a customer's decision to change its outsourcing relationships. For certain customers the sales cycle may require more than one year.

    A substantial majority of our revenues are derived from customers that we have obtained through acquisitions of print providers. A majority of our revenues are currently generated through traditional offline orders rather than through our online procurement system. In order for our business to be successful, we must increase the percentage of our revenues from online ordering while increasing our revenues in absolute terms. There can be no assurance that we will be able to convert acquired customers fast enough to accomplish this. Furthermore, we have historically made acquisitions using our common stock as a major portion of the consideration. With the recent closing prices of our common stock, it has become impractical to use it for such acquisitions, and with the current state of the capital markets, we are cognizant of our need to conserve cash. These factors together make it more difficult for us to obtain additional customers through acquisitions.

    We May Be Unable To Meet Our Future Capital Requirements And Execute On Our Business Strategy. Because we are not currently generating sufficient cash to fund operations, we may need to raise additional capital in the future, in order to fund our operations and pursue our growth strategy. We believe our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, our future capital requirements will depend on many factors that are difficult to predict, including our rate of revenue growth, our operating losses, the cost of obtaining new customers and technical capabilities, and the cost of upgrading and maintaining our network infrastructure and other systems. As a result, we cannot predict with certainty the timing or amount of our future capital needs. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. We have no commitments for additional financing, and we may experience difficulty in obtaining additional funding on favorable terms, if at all. Any difficulty in obtaining additional financial resources could force us to curtail our operations or prevent us from pursuing our growth strategy.

    We May Need To Raise Additional Capital In The Future, Which Can Cause Dilution. Any future funding may dilute the ownership of our shareholders. Shareholders could experience additional dilution if we issue shares of our stock to pay for acquisitions of other businesses or assets. In addition, our board of directors has broad discretion to determine the rights and preferences of securities issued to investors or shareholders of acquired businesses in the future. If we issue securities with senior or superior rights and powers, existing shareholders may be adversely affected.

    Increases In Paper Prices And Shortages In Paper Supply Could Adversely Affect Our Gross Margins And Operating Results. The cost of paper is a principal factor in the pricing we receive from our network of commercial printing vendors and our own pricing through our three production facilities. We are generally able to pass increases in the cost of paper on to customers, while decreases in paper costs generally result in lower prices to customers. If we are unable to pass future paper cost increases on to our customers, or if our customers reduce their order volume, our profit margins and cash flows could be adversely affected.

    In recent years, increases or decreases in demand for paper have led to corresponding pricing changes. In periods of high demand, certain paper grades have been in short supply, including grades we and our commercial printing vendors use. Any loss of the sources for paper supply or any disruption in our suppliers' businesses or their failure to meet our product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials, which could have a material adverse effect on our operating results, sales, profit margins and cash flows.

    We May Be Exposed To Environmental Liabilities And May Face Increased Costs Of Compliance With Environmental Laws And Regulations. The printing business generates substantial quantities of inks, solvents and other waste products requiring disposal. The printing facilities that we operate are subject to federal and state environmental laws and regulations concerning emissions into the air, discharges into waterways and the generation, handling and disposal of waste materials. We believe our facilities are in substantial compliance with these laws and regulations at this time. However, changes to these laws and regulations could increase the cost of our doing business or otherwise have a material adverse effect on our business, financial condition and operating results. In addition, although we maintain commercial property insurance at all our facilities, this insurance may not be adequate to cover any claims against us for environmental liabilities.

    If Businesses Do Not Accept The Internet As A Means Of Procuring Printed Business Materials, Our Business May Not Be Able To Grow Sufficiently. For us to succeed, the Internet must continue to be adopted as an important means of buying and selling products and services. Even if the Internet is widely adopted for business procurement, it may not achieve broad market acceptance for printing services procurement.

    We have expended, and will continue to expend, significant resources educating potential customers about our services, capabilities and benefits. We may not be successful in achieving market acceptance of the ImageX.com system or in achieving significant market share before competitors offer products, applications or services with features similar or superior to our current or proposed offerings.

    If We Are Unable To Compete Successfully Against Traditional Printing Companies Or Other Businesses Offering Internet-Based Printing Services, Our Business May Not Succeed. The market for printed business materials is intensely competitive. We compete primarily with local and regional printers, which are either independent or owned by print industry consolidators. The U.S. commercial printing industry is highly fragmented, with over 30,000 local and regional commercial printers operating nationwide in 2000. These local and regional printers typically have significant excess production capacity. Therefore, they compete aggressively for business printing orders in the markets they serve.

    Traditional commercial printers often have long-standing relationships with customers. We face substantial challenges in convincing businesses to consider alternatives to their traditional printers. In addition, printers typically have extensive local sales forces that regularly canvass and solicit businesses in the areas they serve. Commercial printers compete primarily on product pricing, product and service quality and, to a lesser extent, on innovation in printing technologies and techniques. To attract new customers and retain our existing customers, we must compete effectively in each of these areas.

    We also face substantial competition from printing services brokers—companies that contract with businesses to select and procure printing services from a variety of printers. Brokers are able to offer customers a relatively wide variety of products and services, and are often able to obtain favorable pricing for their customers by soliciting bids from a variety of printers. Like local and regional printers, printing services brokers often have long-standing customer relationships and extensive local direct sales forces.

    We also face direct competition from other companies that market integrated Internet-based business printing services similar to ours. Potential developers of competing electronic commerce services may include:

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  consumer printing services providers, including Internet-based providers;
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  office services providers;
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  equipment manufacturers; and

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  financial printers and publishers.

    Many of our current and potential future competitors have substantially greater financial, marketing and other resources than we do. As a result, they may be able to market their products, services and branding more aggressively than we are able to, and may be able to significantly undercut our pricing for extended periods of time. They may also be able to respond more quickly and effectively to emerging new technologies and to changes in customer requirements and preferences.

    Difficulties With Third-Party Services And Technologies Could Disrupt Our Business And Undermine Our Reputation. Our success in attracting and retaining customers and convincing them to increase their reliance on our Internet-based printing services depends on our ability to offer customers reliable, secure and continuous service. This in turn requires us to ensure continuous and error-free operation of our systems and network infrastructure. We rely on third parties to provide key components of our networks and systems. For instance, we rely on a third-party Internet services provider for the high-speed connections that link our Web servers and office systems to the Internet. We also rely on third-party communications services providers to provide secure connections to relay customer order information to our network of commercial printing vendors.

    As the volume of data traffic on our network and other systems increases, we must continuously upgrade and enhance our technical infrastructure to accommodate the increased demands placed on our systems. If we fail to rapidly scale up the speed and data capacity of our systems, our customers may experience a deterioration of response times from our systems or periodic systems failures. Such difficulties would reduce customer loyalty and use of our services.

    Possible Electronic Commerce Security Breaches And Systems Failures Could Harm Our Business. We rely on encryption and authentication technology to effect secure transmission of confidential information. It is possible that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will result in a compromise or breach of the codes used by us to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation and on our ability to conduct business. It also could expose us to a risk of loss or litigation and possible liability. It is possible that our security measures will not prevent security breaches.

    The performance of our computer and telecommunications equipment is critical to our reputation and to our ability to achieve market acceptance of our services. Any system failure, including any network, software or hardware failure, that causes interruption or an increase in response time of our online services could decrease usage of our services. Frequent systems failures could reduce the attractiveness of our services to our customers. An increase in the volume of printing orders could strain the capacity of our hardware, which could lead to slower response time or systems failures. Our operations also depend in part on our ability to protect our operating systems against physical damage from fire, earthquakes, power loss, telecommunications failures, computer viruses, hacker attacks, physical break-ins and similar events.

    Potential Imposition Of Governmental Regulation On Electronic Commerce And Legal Uncertainties Could Limit Our Growth. The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and operating results. Few laws or regulations currently directly apply to access to commerce on the Internet. Federal, state, local and foreign governments are considering a number of legislative and regulatory proposals relating to Internet commerce. As a result, a number of laws or regulations may be adopted regarding Internet user privacy, taxation, pricing, quality of products and services, and intellectual property ownership. How existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, trade secret, obscenity and defamation is uncertain.

    Possible Infringement Of Intellectual Property Rights Could Harm Our Business. Legal standards relating to the protection of intellectual property rights in Internet-related industries are uncertain and still evolving. As a result, the future viability or value of our intellectual property rights, as well as those of other companies in the Internet industry, is unknown. We currently have no issued patents. We have 81 U.S. patent applications pending, but we cannot be certain that any patent will ultimately be issued.

    We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights, nor can we be sure that competitors will not independently develop technologies that are substantially equivalent or superior to the proprietary technologies employed in our Web-based services. In addition, we cannot be certain that our business activities will not infringe on the proprietary rights of others or that other parties will not assert infringement claims against us. Any claim of infringement of proprietary rights of others, even if ultimately decided in our favor, could result in substantial costs and diversion of resources. If a claim is asserted that we infringed the intellectual property of a third party, we may be required to seek licenses to such third-party technology. We cannot be sure that licenses to third-party technology will be available to us at a reasonable cost, if at all. If we were unable to obtain such a license on reasonable terms, we could be forced to cease using the third-party technology.

    Our Articles Of Incorporation And Bylaws And Washington Law Contain Provisions That Could Discourage A Takeover. Certain provisions of our articles of incorporation, our bylaws and Washington law could make it more difficult for a third party to obtain control of ImageX.com, even if doing so might be beneficial to our shareholders.

FORWARD-LOOKING INFORMATION

    Statements made in this filing that are not historical facts are forward looking information that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as may, will, should, expect, plan, intend, anticipate, believe, estimate, predict, potential or continue, the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the material risks currently known to us outlined in the "Risk Factors" set forth above. These risk factors may cause our actual results to differ materially from any forward-looking statement.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this filing to conform such statements to actual results or to changes in our expectations except as required by the securities laws.

USE OF PROCEEDS

    The Shares to be sold pursuant to the prospectus are owned by the selling shareholders. ImageX.com will not receive any of the proceeds from the sale of the Shares by the selling shareholders.

SELLING SHAREHOLDERS

    Pursuant to the terms of a Securities Purchase Agreement dated June 11, 2001 between us and the selling shareholders, we sold to the selling shareholders 4,273,504 shares of our common stock at $1.17 per share, based on the trailing 30-day average price of our shares as of June 4, 2001. In addition, we issued to the selling shareholders seven-year warrants representing the right to purchase 769,231 additional shares of our common stock at the same per share price. The 5,042,735 Shares covered by this Prospectus represent both the shares and the shares issuable pursuant to the warrants described above. We made certain representations and warranties to the selling shareholders in the Securities Purchase Agreement and agreed to indemnify them for any breach of those representations and warranties and for any loss associated with any untrue statement of a material fact contained in the registration statement or any omission to state in the registration statement a fact required to be disclosed in it or necessary to make other statements in the registration statement not misleading. The Securities Purchase Agreement obligated us to register the Shares to permit the selling shareholders (and their pledgees, donees, transferees and other successors-in-interest that receive the Shares from a selling shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus) to resell the Shares when and if they deem appropriate. We have agreed with the selling shareholders to use our best efforts to keep the registration statement (of which this prospectus is a part) effective until the earlier of (a) four years from the effective date of the registration statement or (b) the date on which all the Shares subject to the registration statement may be sold pursuant to an exemption from registration under the Securities Act.

    The following table sets forth the name of each selling shareholder and the number of shares of our common stock that, to our knowledge, each selling shareholder beneficially owned as of June 11, 2001. We have calculated the number of shares beneficially owned by the selling shareholders based on information furnished to us by them or on their behalf, and in accordance with the rules of the SEC. To our knowledge, each of the selling shareholders at such time had sole voting and investment power with respect to the shares of common stock that it held as of June 11, 2001, unless otherwise stated in the footnotes to the table. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below. Shares of common stock subject to warrants currently exercisable or exercisable within 60 days of June 11, 2001 are deemed outstanding for computing the percentage ownership of the selling shareholder holding the warrant, but are not deemed outstanding for computing the percentage ownership of any other selling shareholder. Except as stated in the footnotes to the table, none of the selling shareholders has held any position or office or has had any material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of the shares or our other securities.

Seller	Number of Shares Beneficially Owned		Number of Shares Registered for Sale Hereby		Percentage of Outstanding Shares to be held after Offering
Alta California Partners II, L.P. (1)	5,257,792	(2)	3,983,857	(3)	16.7%
Acorn Ventures IX, LLC	1,807,356	(4)	530,647	(5)	5.9%
Juggers PTY LTD—Yes Account—Ralph Ward Ambler YES Acct	65,000		59,000	(6)	*
Alta Embarcadero Partners II, LLC (1)	62,111		50,331	(7)	*
William H. Reaves	57,400		35,400	(8)	*
Athena Ventures LTD	55,200		47,200	(9)	*
Stoller Tod & Linda White TTEE-T&L White Revoc Tr DTD 5/11/98	55,200		47,200	(10)	*
W. Douglas Weller R-IRA	54,200		47,200	(11)	*
Emont S.A.	38,600		23,600	(12)	*
Nancye Allen Fitzpatrick	37,700		17,700	(13)	*
James Fitzpatrick PSP DTD 10/05/89	35,600		23,600	(14)	*
Joann Mclauchlan	34,500		29,500	(15)	*
Alcyon S.A.	30,600		23,600	(16)	*
Hugh D'Andrade	28,700		17,700	(17)	*
Constance J. Fitzpatrick & R. Hugh A. Fitzpatrick JTWROS	28,600		23,600	(18)	*
Sylvia R. Jefferson Trust DTD 6/17/74	25,600		23,600	(19)	*
Barbara F. Wallace IRA	22,600		11,800	(20)	*
Robert C. Butler	19,700		17,700	(21)	*
Anne Marie Bugge IRA	14,800		11,800	(22)	*
Mark R. Dukas	14,800		11,800	(23)	*
Chapman B. Cox R-IRA	6,400		5,900	(24)	*

*
Less than 1%

(1)
Garrett P. Gruener, a managing director of Alta California Management Partners II, LLC, the general partner of Alta California Partners II, L.P., is a member of our Board of Directors. Mr. Gruener is also a member of Alta Embarcadero Partners II, LLC. Mr. Gruener disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares arising from his interest in Alta California Management Partners II, L.P.

(2)
Excludes 5,000 shares issuable pursuant to options currently exercisable by Garrett P. Gruener.

(3)
Includes currently exercisable warrants to purchase 607,707 shares of our common stock.

(4)
Excludes 35,715 shares of common stock held by Acorn Ventures, Inc. and 1,461,906 shares of common stock and 6,500 shares issuable pursuant to warrants currently exercisable held by Internet Ventures, LLC. Acorn Ventures, Inc. is a member of Acorn Ventures IX, LLC and Internet Ventures, LLC.

(5)
Includes currently exercisable warrants to purchase 80,946 shares of our common stock.

(6)
Includes currently exercisable warrants to purchase 9,000 shares of our common stock.

(7)
Includes currently exercisable warrants to purchase 7,678 shares of our common stock.

(8)
Includes currently exercisable warrants to purchase 5,400 shares of our common stock.

(9)
Includes currently exercisable warrants to purchase 7,200 shares of our common stock.

(10)
Includes currently exercisable warrants to purchase 7,200 shares of our common stock.

(11)
Includes currently exercisable warrants to purchase 7,200 shares of our common stock.

(12)
Includes currently exercisable warrants to purchase 3,600 shares of our common stock.

(13)
Includes currently exercisable warrants to purchase 2,700 shares of our common stock.

(14)
Includes currently exercisable warrants to purchase 3,600 shares of our common stock.

(15)
Includes currently exercisable warrants to purchase 4,500 shares of our common stock.

(16)
Includes currently exercisable warrants to purchase 3,600 shares of our common stock.

(17)
Includes currently exercisable warrants to purchase 2,700 shares of our common stock.

(18)
Includes currently exercisable warrants to purchase 3,600 shares of our common stock.

(19)
Includes currently exercisable warrants to purchase 3,600 shares of our common stock.

(20)
Includes currently exercisable warrants to purchase 1,800 shares of our common stock.

(21)
Includes currently exercisable warrants to purchase 2,700 shares of our common stock.

(22)
Includes currently exercisable warrants to purchase 1,800 shares of our common stock.

(23)
Includes currently exercisable warrants to purchase 1,800 shares of our common stock.

(24)
Includes currently exercisable warrants to purchase 900 shares of our common stock.

PLAN OF DISTRIBUTION

    The Shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term "selling shareholders" includes the pledgees, donees, transferees, and other successors-in-interest of the purchasers in the private placement, selling Shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling shareholders may sell their Shares by one or more of, or a combination of, the following methods:

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  in privately negotiated transactions;

  •
  in options transactions; and

  •
  through other means.

    In addition, any Shares that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders have agreed not to enter into any agreement with an underwriter in connection with any sale of Shares.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distribution of the Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell our common stock short and redeliver the Shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge Shares to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

    In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

    In offering the Shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Any profits realized by the selling shareholders and compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

    In order to comply with the securities laws of certain jurisdictions, the Shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

    Under applicable rules and regulations of under the Exchange Act, any person engaged in a distribution of the Shares covered by this prospectus may be limited in their ability to engage in market activities with respect to such shares. The selling shareholders, for example, will be subject to the applicable provisions of the Exchange Act and the regulations under it, including, without limitation, Regulation M, which provisions may restrict certain activities of the selling shareholders and limit the timing of purchases and sales of any shares of common stock by the selling shareholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.

    We have agreed to pay the fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market Listing fees, and fees and expenses of our counsel and our accountants. The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the Shares. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

    We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

    We have agreed with the selling shareholders to use our best efforts to keep the registration statement (of which this prospectus is a part) effective until the earlier of (a) four years from the effective date of the registration statement or (b) the date on which all Shares subject to the registration statement may be sold pursuant to an exemption from registration under the Securities Act.

LEGAL MATTERS

    The validity of the Shares offered by this prospectus will be passed upon by Lane Powell Spears Lubersky LLP, Seattle, Washington.

EXPERTS

    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    We have not authorized any person to provide you with information that differs from what is in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

5,042,735 Shares

IMAGEX.COM, INC.

Common Stock

PROSPECTUS

JULY      , 2001

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

    Set forth below is an itemized statement of the amounts of all expenses in connection with the sale and distribution of the Shares. Except for the registration fee, all such amounts are estimates.

Amount
SEC Registration fee	$1,967
Legal fees and expenses	20,000
Accountants fees and expenses	8,000
Miscellaneous expenses	5,000
Total	$34,967

Item 15.  Indemnification of Directors and Officers

    Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the ImageX.com's Amended and Restated Bylaws provides for indemnification of ImageX.com's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of ImageX.com also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by ImageX.com for such purpose.

    Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 7 of ImageX.com's Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to ImageX.com and its shareholders.

    ImageX.com has entered into certain indemnification agreements with its officers and directors that provide indemnification to the maximum extent permitted by the WBCA.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item 16.  Exhibits

Exhibit No.	Description of Exhibit
2.1	Securities Purchase Agreement dated as of June 11, 2001 by and among ImageX.com, Inc., and the Selling Shareholders, including all schedules and exhibits.
5.1*	Opinion of Lane Powell Spears Lubersky LLP
23.1	Consent of Lane Powell Spears Lubersky LLP (contained in the opinion filed as Exhibit 5.1)
23.2*	Consent of Independent Accountants
24.1*	Power of Attorney (contained on signature page)

*
Previously filed.

Item 17.  Undertakings

    The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on July 5, 2001.

IMAGEX.COM, INC.
By	/s/ RICHARD P. BEGERT Richard P. Begert President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated and on the 5th day of July, 2001.

/s/ RICHARD P. BEGERT Richard P. Begert	President, Chief Executive Officer and Director (Principal Executive Officer)
* Robin L. Krueger	Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)
* F. Joseph Verschueren	Chairman of the Board
* Garrett P. Gruener	Director
* Elwood D. Howse, Jr.	Director
* Wayne M. Perry	Director
* Richard R. Sonstelie	Director
Bernee D. L. Strom	Director
*By:	/s/ RICHARD P. BEGERT Richard P. Begert (Attorney-in-Fact)

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WHERE YOU CAN FIND ADDITIONAL INFORMATION
IMAGEX.COM, INC.
RISK FACTORS
FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES